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                               EXHIBIT 23
                   CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the incorporation by reference of our report dated February 14, 1996, appearing on page 43 of this Form 10-K in the following:

     (a) Registration Statements on Form S-8 (No. 33-1600, No. 33-22939 and No. 33-53792) with respect to Cyprus Amax Minerals Company Savings Plan and Trust.

     (b) Registration Statements on Form S-8 (No. 33-1603, No. 33-21501 and No. 33-53794) with respect to the Management Incentive Program of Cyprus Amax Minerals Company and its participating subsidiaries.

     (c) Registration Statement on Form S-8 (No. 33-52812) with respect to the Stock Plan for Non-Employee Directors of Cyprus Amax Minerals Company.

     (d) Registration Statement on Form S-8 (No. 33-51011) with respect to the 1988 Amended and Restated Stock Option Plan of Cyprus Amax Minerals Company.

     (e) Registration Statement on Form S-8 (No. 33-61141) with respect to the Cyprus Amax Minerals Company Thrift Plan for Bargaining Unit Employees.

     (f) Prospectus constituting part of the Registration Statement on Form S-3 (No. 33-36413) with respect to the Cyprus Amax Minerals Company Savings Plan and Trust.

     (g) Prospectus constituting part of the Registration Statement on Form S-3 (No. 33-54097), as amended, with respect to Cyprus Amax Minerals Company and Cyprus Amax Finance Corporation.

     (h) Prospectus constituting part of the Registration Statement on Form S-3 (No. 33-54097) with respect to Cyprus Amax Minerals Company $250 million 7-3/8 percent Notes due May 15, 2007

     (i) Prospectus constituting part of the Registration Statement on Form S-3 (No. 33-62145) with respect to Cyprus Amax Minerals Company and Cyprus Amax Finance Corporation $600 million Shelf Registration.


/s/ PRICE WATERHOUSE LLP

PRICE WATERHOUSE LLP

Denver, Colorado
March 27, 1996